EXHIBIT 4.17

Contract No.

Beijing House Lease Contract

Lessor: Beijing Dingqiao Property Management Co., Ltd

Lessee: Beijing Infobird Software Co. Ltd

Beijing Construction Committee

Beijing Administration for Industry and Commerce

Beijing House Lease Contract

Lessor(Party A): Beijing Dingqiao Property Management Co., Ltd

ID No. : 91110105582583794F

Lessee(Party B): Beijing Infobird Software Co. Ltd

ID No. : 911101086003780319

According to the “Contract Law of the People’s Republic of China” and relevant laws and regulations, both parties A and B signed this contract for Party A to rent the house to Party B for use, in order to clarify the relationship between the rights and obligations of the two parties, on the basis of equality and voluntariness through friendly consultation between the two parties.

1. Basic situation of the house:

1.1 The house located in A12A03B, 13th floor of Building 2, Building 1, No. 1, Lize Zhongyi Road, Chaoyang District, Beijing. The construction area of the leased area is 233.48 square meters.

2. House leasing and registration

2.1 The leased area is used for office purposes. The company name is Beijing Infobird Software Co. Ltd.

3. Lease term

3.1 The rent-free period is starting from April 27, 2021 to May 31, 2021. The lease period is from June 1, 2021 to May 31, 2023, and the lease period is 2 years.

3.2 At the end of the lease period, Party A has the right to recover all the rented houses. Party B shall keep the house equipment and the auxiliary equipment at the time of delivery of the house intact and return it to Party A. Part A and Part B shall examine The Premises ( including all the furniture, fittings and equipment listed in Appendix I) together, and shall pay all the fees as stated in The Agreement.

3.3 After the lease term expires, if Party B needs to renew the lease, it should submit a written application to Party A 60 days before the expiry of the lease term of the contract.

4. Rent and deposit

4.1 Rent: The monthly rent is 42,887.5 yuan. The rent includes the property fee and heating fee. The tax on the invoice for the rent is not included.

Payment method: The deposit is two months and the rent is paid in advance for three months. Payment date：April 30,2021, July 30,2021, October 30,2021, Janurary 30,2022, April 30,2022, July 30,2022, October 30,2022, Janurary 30,2023.

4.2 The deposit is 85,77 yuan. This deposit has been paid. If the equipment and facilities are good, and Party B has settled all the expenses incurred during the use of the house, Party A shall deposit the full amount Interest-free refund to Party B.

During the lease term, the property and heating expenses of the house shall be borne by Party A, and the water and electricity expenses shall be paid by Party B to the property in time according to the actual occurrence.

5. House maintenance and repair

5.1 Party A shall ensure that the building structure, equipment and facilities of the leased house meet the safety conditions of construction, consumption, public security and health, and shall not endanger personal safety; Party B guarantees to abide by the laws and regulations of the state and Beijing and the property management regulations of the community where the house is located.

5.2 During the lease term, Party A and Party B shall jointly ensure that the house and its ancillary items, equipment and facilities are in a suitable and safe state:

●	For the loss of the house and its ancillary items, equipment and facilities due to natural attributes or reasonable use, Party B shall timely notify Party A to repair. Party A shall repair within 7 days after receiving the notice from Party B. If it is not repaired within thle time limit, Party B can repair it on behalf of Party A, and the expenses shall be borne by Party A. If the maintenance of the house affects Party B’s use, the rent shall be reduced or the lease term shall be extended accordingly.

●	In case of damage or failure of the house and its ancillary items, equipment and facilities due to improper storage or unreasonable use by Party B, Party B shall be responsible for maintenance or compensation.

6. Rescission of a contract

6.1 This contract may be terminated by consensus between Party A and Party B.

6.2 If the contract cannot be continued due to force majeure, the contract shall be terminated automatically.

6.3 Party B has the right to unilaterally terminate the contract under any of the following circumstances:

●	The delivery of the house is delayed for 7 days.

●	The delivered house does not comply with the contract or affects the safety and health of Party B

●	Party B fails to undertake the agreed maintenance obligations, resulting in Party B’s inability to use the house normally.

6.4 Party A has the right to unilaterally terminate the contract and take back the house under any of the following circumstances：

●	Failing to pay the rent for 7 days as agreed.

●	Changing the purpose of the house without authorization.

●	Improper storage or unreasonable use causes damage to ancillary items, equipment and facilities and refuses to make compensation.

●	Using the house to engage in illegal activities, damage public interests or hinder the normal work and life of others.

●	Subletting the house to a third party without authorization.

●	Party B fails to pay the rent for more than one month as agreed in the contract.

7. Liability for breach of contract

7.1 In case of one of the circumstances agreed in 6.3, Party A shall pay Party B liquidated damages, 200% decoration fee and relocation fee at 20% of the monthly rent; In case of any one of the circumstances agreed between Party B and 6.4, Party A does not need to return the deposit delivered by Party B. if the deposit is not enough to compensate for the losses caused to Party A, Party A can recover from Party B.

7.2 During the lease term, if Party A needs to take back the house in advance or Party B needs to withdraw the lease in advance, it shall notify the other party 60 days in advance and pay a penalty of 200% of the monthly rent, and Party A shall also return the corresponding rent.

8. Settlement of contract disputes

Disputes arising under this contract shall be settled by the three parties through negotiation. If the negotiation fails, the people’s court with jurisdiction in accordance with the law or apply for arbitration in accordance with the arbitration clause or arbitration agreement reached separately.

9. Additional Terms

Party A (seal):	Party B (seal):
/s/ Beijing Dingqiao Property Management Co., Ltd	/s/Beijing Infobird Software Co. Ltd

(Seal of Beijing Dingqiao Property Management Co., Ltd)	(seal of Beijing Infobird Software Co. Ltd )

Party A authorized agent (signature):	Party A authorized agent (signature):

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